Exhibit 99.1

Jounce Therapeutics Initiates Phase 2 Portion of ICONIC Study of JTX-2011 in Patients with Advanced Solid Tumors

-- Phase 1 Safety and PK/PD Data to be Presented at 2017 ASCO Annual Meeting --

CAMBRIDGE, Mass., April 20, 2017 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers for patient enrichment, today announced enrollment of patients into the Phase 2 portion of the company’s Phase 1/2 ICONIC study of JTX-2011. JTX-2011 is a monoclonal antibody targeting ICOS, a protein found on the surface of certain T cells within many solid tumors.

The Phase 1 portion of the study focused on the identification of a Phase 2 dose based on pre-specified criteria of safety, pharmacokinetics and pharmacodynamics (PK/PD), in monotherapy (Part A) and in combination (Part B) with nivolumab (marketed as OPDIVO®). Safety and PK/PD data from Phase 1 Parts A and B will be presented in a poster titled, “Phase 1 safety of ICOS agonist antibody JTX-2011 alone and with nivolumab (nivo) in advanced solid tumors; predicted vs observed pharmacokinetics (PK) in ICONIC” at the 2017 American Society of Clinical Oncology (ASCO) Annual Meeting taking place June 2-6, 2017, in Chicago.

The Phase 2 portion of the ICONIC study consists of two parts, each of which is intended to evaluate preliminary efficacy. Patient enrollment has commenced in Part C, which evaluates JTX-2011 as a monotherapy across more than three disease-specific expansion cohorts in solid tumors, including patients with head and neck squamous cell cancer (HNSCC) and non-small cell lung cancer (NSCLC). Each of these indications was identified by Jounce’s Translational Science Platform as having tumors displaying high percentages of ICOS-expressing T cells, the target of JTX-2011. In addition, individual patients will be stratified for levels of ICOS-expressing T cells in their tumors to ensure that sufficient numbers of patients with high ICOS expression, who may be more likely to respond, are enriched into each cohort.

“After successfully enrolling and generating data from the Phase 1 portion of the study, which will be presented at ASCO, our team is enthusiastic about starting the Phase 2 portion of our ICONIC trial in patients with advanced solid tumors,” said Elizabeth Trehu, M.D., chief medical officer of Jounce Therapeutics. “We are fortunate to be partnering with a world-class team of investigators and clinical sites on the ICONIC trial and continue to expect to disclose preliminary efficacy data for JTX-2011 monotherapy and in combination with nivolumab in the second half of the year.”

Part D of the Phase 2 portion of the study will evaluate JTX-2011 in combination with nivolumab and includes over five cohorts, including HNSCC, NSCLC, triple negative breast cancer, melanoma and gastric cancer. Part D will also incorporate patient enrichment strategies and is expected to begin enrollment in the second quarter of 2017.

About the ICONIC Study
The ICONIC study (ICOS AgONist Antibody for Immunotherapy in Cancer Patients) is an open label, dose-escalation and expansion clinical study of JTX-2011 alone or in combination with a fixed dose of nivolumab in subjects with advanced solid tumors. The four-part, adaptive design includes Parts A, B, C and D. Parts A and B comprise the Phase 1 portion of the study and are designed to provide safety, PK and PD data in both the monotherapy (Part A) and combination therapy (Part B) settings. Parts C

(monotherapy) and D (combination therapy) are designed to provide preliminary efficacy proof-of-concept data. For more information on the ICONIC trial, visit clinicaltrials.gov.

About JTX-2011
Jounce’s lead product candidate, JTX-2011, is a monoclonal antibody that binds to and activates ICOS, a protein on the surface of certain T cells.  Preclinical data support that JTX-2011 may have a dual mechanism of action that stimulates anti-tumor T effector cells, and also reduces the immunosuppressive T regulatory cells in the tumor microenvironment. The company is developing JTX-2011 to treat solid tumors as a single agent and in combination with other therapies.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long‑lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within tumors to prioritize targets, and then identifies related biomarkers designed to match the right therapy to the right patient. Jounce’s lead product candidate, JTX-2011, is a monoclonal antibody that binds to and activates ICOS and is currently in a Phase 1/2 trial. For more information, please visit http://jouncetx.com/.

Forward Looking Statements
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding the timing, progress and results of preclinical studies and clinical trials for Jounce’s product candidates and any future product candidates; the timing, scope or likelihood of regulatory filings and approvals; and Jounce’s ability to identify new targets for additional product candidates, to develop future product candidates and combination therapies, and to successfully commercialize and market products may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which often include words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “predict,” “target,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the U.S. Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:
Katie Engleman
Pure Communications, Inc.
(919) 333-7722
katie@purecommunicationsinc.com

Investor Contact:
Beth DelGiacco
Stern Investor Relations, Inc.
(212) 362-1200
beth@sternir.com